Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE April 20, 2017

ACME UNITED CORPORATION REPORTS FIRST QUARTER SALES INCREASE OF 10%
AND 13% INCREASE IN EPS

FAIRFIELD, CONN. – April 20, 2017 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the quarter ended March 31, 2017 were $27.7 million, compared to $25.3 million in the first quarter of 2016, an increase of 10%.

Net income was $659,000 or $0 .18 per diluted share for the quarter ended March 31, 2017, compared to $565,000 or $0.16 per diluted share for the comparable period last year, an increase of 17% in net income and 13% in earnings per share.

On February 1, 2017, the Company acquired the assets of Spill Magic, Inc. for $7.2 million in cash. Spill Magic products are leaders in absorbents that encapsulate spills into dry powders that can be safely disposed, helping to avoid slips and falls on our customers’ premises. Spill Magic had sales of $6.3 million in 2016. The Company’s first quarter 2017 revenues included approximately $1.1 million from the sales of Spill Magic products.

Walter C. Johnsen , Chairman and CEO said, “Our team executed well and delivered solid growth in both sales and earnings. We began shipping our proprietary Westcott glue guns, expanded our distribution of Camillus hunting knives and Cuda fishing tools, and realized robust growth of first aid components and Smart Compliance kits. Our DMT sharpener business, which we acquired in February 2016, continued to expand. We are pleased to welcome the management of Spill Magic to our company and look forward to building our business together.”

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 For the first quarter of 2017, net sales in the U.S. segment increased 9% compared to the same period in 2016. Net sales in Canada were constant in U.S. dollars and decreased 3% in local currency compared to the same period in 2016. European net sales increased 38% in both U.S. dollars and local currency compared to the first quarter of 2016 mainly due to new customers in the office products channel and sales of DMT products.

Gross margin  was 38% in the first quarter of 2017 versus 36% in the comparable period last year. The higher gross margin was primarily due to efficiency improvements in the Company’s first aid operations and a better product mix.

Mr. Johnsen  reiterated guidance for 2017 of approximately $137 million in revenues, $6.7 million in net income, and $1.76 earnings per share.

The Company’s bank debt less cash on March 31, 2017 was $38 million compared to $34 million on March 31, 2016. During the twelve month period ended March 31, 2017, the Company paid approximately $7.2 million for the acquisition of the assets of Spill Magic and distributed $1.3 million in dividends on its common stock. During the twelve month period, the Company generated $6.3 million in free cash flow.

Acme United will hold a conference call to discuss its quarterly and results, which will be broadcast over the Internet on Thursday, April 20, 2017, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-768-6570. International callers may dial 785-830-1942. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives or by logging on to www.streetevents.com.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only®, Pac-Kit®, DMT® and Spill Magic®. For more information, visit www.acmeunited.com.

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Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) potential increases in the cost of borrowings resulting from rising interest rates and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FIRST QUARTER REPORT 2017

(unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2017	March 31, 2016

Net sales	$27,745	$25,288
Cost of goods sold	17,181	16,103
Gross profit	10,564	9,185
Selling, general and administrative expenses	9,372	8,230
Income from operations	1,192	955
Interest expense, net	263	184
Other income, net	(9)	(38)
Pre-tax income	938	809
Income tax expense	279	244
Net income	$659	$565

Shares outstanding - Basic	3,329	3,336
Shares outstanding - Diluted	3,730	3,572

Earnings per share - basic	$0.20	$0.17
Earnings per share - diluted	0.18	0.16

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

FIRST QUARTER REPORT 2017

(Unaudited)

Amounts in $000's

	March 31, 2017	March 31, 2016
Assets
Current assets:
Cash	$6,175	$1,474
Accounts receivable, net	21,251	19,118
Inventories	37,285	37,551
Prepaid and other current assets	2,878	2,733
Total current assets	67,589	60,876

Property and equipment, net	8,381	7,745
Intangible assets, less amortization	19,525	14,682
Goodwill	3,948	3,948
Other assets	761	1,039
Total assets	$100,204	$88,290

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,731	$6,279
Other current liabilities	3,204	2,854
Total current liabilities	8,935	9,133

Long-term debt	44,382	35,696
Other non-current liabilities	284	316
Total liabilities	53,601	45,145
Total stockholders' equity	46,603	43,145
Total liabilities and stockholders' equity	$100,204	$88,290

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